
                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                SELECTICA, INC.,

                            INDIGO MERGER CORPORATION

                                       AND

                                  I-MANY, INC.

                          DATED AS OF DECEMBER 3, 2004

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                                TABLE OF CONTENTS

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                                                                                    Page
                                                                                    ----
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ARTICLE I  THE MERGER...........................................................      2
         1.01  The Merger.......................................................      2
         1.02  Effective Time; Closing..........................................      2
         1.03  Effect of the Merger.............................................      2
         1.04  Certificate of Incorporation; Bylaws.............................      2
         1.05  Directors and Officers...........................................      3

ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES..................      3
         2.01  Conversion of Securities.........................................      3
         2.02  Exchange of Certificates.........................................      3
         2.03  Stock Transfer Books.............................................      5
         2.04  Company Stock Options; Warrants..................................      6
         2.05  Dissenting Shares................................................      7

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................      8
         3.01  Organization and Qualification; Subsidiaries.....................      8
         3.02  Charters and Bylaws..............................................     10
         3.03  Capitalization...................................................     10
         3.04  Authority Relative to This Agreement.............................     11
         3.05  No Conflict; Required Filings and Consents.......................     12
         3.06  Permits; Compliance..............................................     13
         3.07  SEC Filings; Financial Statements................................     13
         3.08  Undisclosed Liabilities..........................................     14
         3.09  Absence of Certain Changes or Events.............................     14
         3.10  Absence of Litigation............................................     16
         3.11  Employee Benefit Plans; Labor Matters............................     17
         3.12  Contracts........................................................     20
         3.13  Environmental Matters............................................     21
         3.14  Title to Properties; Absence of Liens and Encumbrances...........     22
         3.15  Intellectual Property............................................     23
         3.16  Taxes............................................................     27
         3.17  Interested Party Transactions....................................     28
         3.18  Insurance........................................................     29
         3.19  Board Approval; Vote Required....................................     29
         3.20  State Takeover Statutes..........................................     29
         3.21  Opinion of Financial Advisor.....................................     29
         3.22  Brokers; Advisors................................................     29
         3.23  Customers and Suppliers..........................................     30
         3.24  Restrictions on Business Activities..............................     30
         3.25  No Illegal Payments..............................................     30

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
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............     31
         4.01  Organization and Qualification...................................     31
         4.02  Authority Relative to This Agreement.............................     31
         4.03  Parent Board Approval............................................     32
         4.04  No Conflict; Required Filings and Consents.......................     32
         4.05  Operations of Merger Sub.........................................     32
         4.06  Brokers..........................................................     33
         4.07  Financing........................................................     33

ARTICLE V  CONDUCT OF BUSINESS PENDING THE MERGER...............................     33
         5.01  Conduct of Business by the Company Pending the Merger............     33
         5.02  Notification of Certain Matters..................................     36
         5.03  Litigation.......................................................     36
         5.04  Control of Operations............................................     36

ARTICLE VI  ADDITIONAL AGREEMENTS...............................................     37
         6.01  Proxy Statement..................................................     37
         6.02  Company Stockholders' Meeting....................................     38
         6.03  Access to Information; Confidentiality...........................     39
         6.04  No Solicitation of Transactions..................................     39
         6.05  Directors' and Officers' Indemnification and Insurance...........     41
         6.06  Obligations of Merger Sub........................................     42
         6.07  Further Action; Consents; Filings................................     42
         6.08  Public Announcements.............................................     43
         6.09  Commercially Reasonable Efforts and Further Assurances...........     43
         6.10  Employee Benefits................................................     43
         6.11  Section 16 Matters...............................................     44
         6.12  Employment Agreements............................................     44

ARTICLE VII  CONDITIONS TO THE MERGER...........................................     45
         7.01  Conditions to the Obligations of Each Party......................     45
         7.02  Conditions to the Obligations of Parent and Merger Sub...........     45
         7.03  Conditions to the Obligations of the Company.....................     47

ARTICLE VIII   TERMINATION, AMENDMENT AND WAIVER................................     47
         8.01  Termination......................................................     47
         8.02  Effect of Termination............................................     49
         8.03  Amendment........................................................     49
         8.04  Waiver...........................................................     49
         8.05  Expenses.........................................................     49

ARTICLE IX  GENERAL PROVISIONS..................................................     50
         9.01  Non-Survival of Representations, Warranties and Agreements.......     50
         9.02  Notices..........................................................     51
         9.03  Certain Definitions..............................................     52
         9.04  Severability.....................................................     52
         9.05  Assignment; Binding Effect; Benefit..............................     53

                                       ii
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
         9.06  Specific Performance.............................................     53
         9.07  Governing Law; Forum.............................................     53
         9.08  Waiver of Jury Trial.............................................     54
         9.09  Headings.........................................................     54
         9.10  Counterparts.....................................................     54
         9.11  Mutual Drafting..................................................     54
         9.12  Entire Agreement.................................................     54

Exhibit A             Form of Company Voting Agreement
Exhibit B             Form of Certificate of Incorporation of Surviving
                      Corporation
Exhibit 2.02(b)       Form of Letter of Transmittal

Schedule 1.05         Officers of the Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER dated as of December 3, 2004 (this "Agreement") among Selectica, Inc., a Delaware corporation ("Parent"), Indigo Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and I-many, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H

            WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

            WHEREAS, the Board of Directors of the Company (i) has approved, and deems it advisable and in the best interests of the Company and its stockholders to consummate, the Merger upon the terms and subject to the conditions set forth in this Agreement and the Certificate of Merger (as defined in Section 1.02) and the other transactions contemplated by this Agreement and (ii) has, subject to the terms of this Agreement, unanimously recommended the approval of the Merger and the adoption of this Agreement by the stockholders of the Company;

            WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

            WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements (the "Company Voting Agreements") with Parent in substantially the form attached as Exhibit A hereto;

            WHEREAS, as a condition and inducement to Parent's entering into this Agreement, certain employees of the Company are entering into employment and non-competition agreements with Parent;

            WHEREAS, pursuant to the Merger, each outstanding share of common stock of the Company, par value $0.0001 per share (the "Company Common Stock"), shall be converted into the right to receive $1.55 of cash, without interest; and

            WHEREAS, certain terms used in this Agreement are defined in Section
9.03 of this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

            SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and as a wholly-owned subsidiary of Parent.

            SECTION 1.02 Effective Time; Closing. As promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and as is otherwise in a form mutually acceptable to Parent and the Company. The term "Effective Time" means the date and time of the filing with, and the acceptance by, the Secretary of State of the State of Delaware of the Certificate of Merger (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), 155 Constitution Drive, Menlo Park, California 94025 (or such other place as the parties hereto may agree). The date on which the Closing shall occur is referred to herein as the "Closing Date."

            SECTION 1.03 Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

            SECTION 1.04 Certificate of Incorporation; Bylaws.

            (a) At the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended to read the same as the Amended and Restated Certificate of Incorporation set forth in Exhibit B hereto.

            (b) At the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to such name as is set forth in the Certificate of Incorporation of the Surviving Corporation).

            SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the individuals set forth on Schedule 1.05 hereto shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

            SECTION 2.01 Conversion of Securities.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

                  (i) Each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares"), issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.05)) shall be converted into the right to receive, without interest, $1.55 in cash (the "Per Share Merger Consideration"). At the Effective Time, each such Share shall cease to be outstanding and cease to exist and each holder of Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, the Per Share Merger Consideration in accordance with this Section 2.01(a)(i).

                  (ii) Each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

                  (iii) Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one duly authorized, validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

            (b) If between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Per Share Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

            SECTION 2.02 Exchange of Certificates.

            (a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement (reasonably satisfactory to the Company) with U.S. Stock Transfer Corporation, or

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such other bank or trust company of recognized standing that may be designated by Parent and is reasonably satisfactory to the Company (the "Exchange Agent"). Within one business day following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, the aggregate amount of U.S. dollars payable pursuant to Section
2.01 as of the Effective Time (such cash, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver such cash contemplated to be issued pursuant to Section 2.01, out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

            (b) Exchange Procedures. Within 5 days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a letter of transmittal substantially in a form attached hereto as Exhibit 2.02(b) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash (pursuant to Section 2.01). Upon surrender to the Exchange Agent of a Certificate for cancellation (or affidavit of loss in accordance with Section 2.02(g)), together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor that amount of the Per Share Merger Consideration that such holder has the right to receive in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such holder) pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Per Share Merger Consideration to which such holder is entitled pursuant to Section 2.01 may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to the Parent that any applicable share transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration to which such holder is entitled pursuant to Section 2.01.

            (c) No Further Rights in Company Common Stock. All cash paid upon conversion of the Shares in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

            (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for the Per Share Merger Consideration to which they are entitled pursuant to Section 2.01. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

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

            (e) No Liability. To the fullest extent permitted by law, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (f) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Tax Law. To the extent that amounts are so withheld in accordance with this Section 2.02(f) by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

            (g) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, in its reasonable judgment, or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Exchange Agent for such service, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01.

            (h) No Interest. No interest will be paid or accrued on any cash payable pursuant to Section 2.01 or Unvested Cash.

            (i) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, right, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

            SECTION 2.03 Stock Transfer Books. At the Effective Time, there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the amount of Per Share Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01.

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

            SECTION 2.04 Company Stock Options; Warrants.

            (a) Stock Option Plans.

                  (i) At the Effective Time, Parent shall assume (y) all stock option plans of the Company (the "Company Stock Option Plans") and (x)(i) all options to acquire Company Common Stock under the Company Stock Option Plans that are outstanding immediately prior to the Effective Time and that have an exercise price per share that is not less than the Per Share Merger Consideration and not more than $1.96, whether or not exercisable and whether or not vested, except options granted prior to the date of this Agreement to A. Leigh Powell or Terrence M. Nicholson, and (ii) all options to acquire Company Common Stock granted pursuant to Section 5.01(a) hereof (the "Assumed Company Stock Options"). The Company's repurchase right with respect to any unvested shares acquired by the exercise of options granted under a Company Stock Option Plan (the "Company Stock Options") shall be assigned to Parent without any further action on the part of the Company or the holders of such unvested shares. Each Assumed Company Stock Option will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (A) each Assumed Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent's common stock, par value $0.01 per share ("Parent Common Shares"), rounded down to the nearest whole share, equal to (x) the number of shares of Company Common Stock subject to such Assumed Company Stock Option multiplied by (y) the Option Exchange Ratio; and (B) the per share exercise price for the Parent Common Shares issuable upon exercise of such Assumed Company Stock Option will be equal to (x) the exercise price per share of such Assumed Company Stock Option in effect immediately prior to the Effective Time divided by (y) the Option Exchange Ratio (the exercise price per share, as so determined, being rounded upward to the nearest full cent). At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Stock Option Plans to give effect to the foregoing provisions of this Section 2.04(a). It is the intention of the parties that each Assumed Company Stock Option shall qualify following the Effective Time as an incentive stock option as defined in section 422 of the Code ("ISO") to the extent permitted under section 422 of the Code and to the extent such option qualified as an incentive stock option prior to the Effective Time.

            For purposes of this Section 2.04, "Option Exchange Ratio" shall mean the quotient of (i) the Per Share Merger Consideration and (ii) the Parent Market Price. "Parent Market Price" shall mean the average closing price per share of Parent Common Shares for the ten most recent days that Parent Common Shares have traded ending on (and including) the trading day one day prior to the Effective Time, as reported on The Nasdaq National Market (with such average being calculated using the "simple average" methodology).

                  (ii) As soon as practicable after the Effective Time, Parent shall deliver to each person who, immediately prior to the Effective Time, was a holder of an outstanding Assumed Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.04 after giving effect to the Merger). At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Assumed Company Stock Options. As soon as practicable after the Effective Time but no later than five business days thereafter, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) that will register the Parent Common Shares subject to such Assumed Company Stock Options to the extent permitted by federal securities laws and shall maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding. In addition, Parent shall use all commercially reasonable efforts to cause the Parent Common Shares subject to Assumed Company Stock Options to be listed on The Nasdaq National Market and such exchanges as Parent shall determine.

                  (iii) At the Effective Time, the Company shall take all necessary action to cancel each Company Stock Option outstanding immediately prior to the Effective Time, whether or not exercisable and whether or not vested, under the Company Stock Option Plans, except the Assumed Company Stock Options. Each holder of a Company Stock Option outstanding immediately prior to the Effective Time being cancelled pursuant to this Section 2.04(a)(iii), whether or not exercisable and whether or not vested, shall be entitled to receive from the Surviving Corporation, in exchange for the cancellation of such Company Stock Options, a lump sum cash payment equal to (x) the product of the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock subject to such cancelled Company Stock Option reduced by (y) the aggregate exercise price for such cancelled Company Stock Option. Such payment shall be reduced by applicable withholding taxes and shall be made promptly after the Effective Time. The Company Stock Options other than the Assumed Company Stock Options shall be cancelled without any payment if the exercise price per share exceeds the Per Share Merger Consideration. The Company shall take all action necessary to approve the disposition of the Company Stock Options being cancelled in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act.

            (b) Stock Purchase Plan. Outstanding purchase rights under the Company's 2000 Employee Stock Purchase Plan (the "Company Purchase Plan") shall be cancelled immediately prior to the Effective Time, and the Company shall refund to each participant in the Company Purchase Plan all payroll deductions made by each participant pursuant to the Company Purchase Plan. The Company shall cause the Company Purchase Plan to be terminated as of the Effective Time.

            (c) Warrants. At the Effective Time, each warrant to acquire shares of Company Common Stock granted and outstanding immediately prior to the Effective Time (each a "Company Warrant"), whether or not contingent or earned and whether exercisable or unexercisable, that does not terminate by its terms at or prior to the Effective Time, shall either (i) be converted into a warrant to acquire Parent Common Shares or (ii) represent the right to receive the Per Share Merger Consideration, as required by the terms of such Company Warrant.

            SECTION 2.05 Dissenting Shares.

            (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who have demanded and not effectively withdrawn or lost appraisal rights for such Shares in accordance with the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the applicable cash. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Shares held by stockholders who shall have effectively withdrawn or lost (through failure to perfect of otherwise) their right to appraisal of such Shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive Per Share Merger Consideration provided for in Section 2.01(a), without any interest thereon.

            (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company prior to the Effective Time and (ii) the opportunity to participate, at its own expense, in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement that the statements contained in this Article III are true and correct, subject to the exceptions set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement dated as of the date of this Agreement (the "Company Disclosure Letter"). The Company Disclosure Letter shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify, only the corresponding section in this Article III and any other section in this Article III where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure could reasonably be expected to apply to such other section.

            SECTION 3.01 Organization and Qualification; Subsidiaries.

            (a) Section 3.01(a) of the Company Disclosure Letter sets forth the jurisdiction of incorporation or organization of each of the Company and each subsidiary of the Company (collectively, the "Company Subsidiaries"). Each of the Company and the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of such incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any event, changes in or effects on the business of the Company or any Company Subsidiary that, individually or in the aggregate are, or would reasonably be expected to be, materially adverse to the business, financial condition, results of operations, assets (tangible or intangible) and liabilities (including contingent liabilities) of the Company and the Company Subsidiaries, taken as a whole; provided, however, in no event shall any event, violation, inaccuracy, circumstance or other matters relating to (directly or indirectly) any of the following be deemed to constitute, nor shall any of the following, either singly or in the aggregate, be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (i) any conditions affecting the industry in which the Company and the Company Subsidiaries operate that do not have a disproportionate impact in any material respect on the Company and the Company Subsidiaries, taken as a whole relative to other business entities engaged in the same or similar industry; (ii) any conditions affecting the general economy or the capital markets that do not disproportionately impact in any material respect the Company and the Company Subsidiaries, taken as a whole relative to other business entities engaged in the same or similar industry; (iii) any changes or events primarily attributable to the announcement or the pendency of the transactions contemplated hereby, including, without limitation, disruption or loss of customer, business partner, supplier or employee relationships (provided that the exception in this clause (iii) shall not be used to excuse a breach of a representation or warranty of the Company contained in Sections 3.04, 3.05, 3.11(d), 3.15(d) or 3.22 that arises from the execution and delivery of this Agreement or the consummation of the Merger); (iv) any changes or events primarily resulting from compliance by the Company and the Company Subsidiaries with the terms, or the taking of any action required by, this Agreement; (v) in and of itself, any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Effective Time or any reduction in any revenues or earnings as compared to prior periods (provided that the exception in this clause (v) shall not prevent or otherwise affect a determination that any event, change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); (vi) in and of itself, any decline in the market price of the Company Common Stock on The Nasdaq National Market (provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any event, change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect); (vii) any actions taken or announced by Parent or taken or announced by the Company at the written request or direction of Parent, or any inactions or failures to act by Parent or by the Company at the written request or direction of Parent; (viii) the failure by Parent to comply with the terms of or to take actions required by this Agreement; or (ix) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof.

            (b) Neither the Company nor any Company Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries in the case of the Company) that is or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

            SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended as of the date of this Agreement. Such Certificate of Incorporation and Bylaws are in full force and effect. Neither the Company nor any Company Subsidiary is in violation in any material respect of any of the provisions of its Certificate of Incorporation or Bylaws (or equivalent organizational documents).

            SECTION 3.03 Capitalization.

            (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share (the "Company Preferred Stock"). As of the date of this Agreement, (i) 42,628,383 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of either Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock or Company Preferred Stock are held by Company Subsidiaries and (iv) no shares of Company Preferred Stock are issued and outstanding. Each outstanding share of stock or other equity interest of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest of a Company Subsidiary owned by the Company or another Company Subsidiary is free and clear of all Liens (as defined in Section 3.14(b)) (other than Permitted Liens), options, rights of first refusal, or limitations on voting rights. The Company directly owns 100% of the issued and outstanding capital stock, and all options or other rights to acquire such capital stock, of each Company Subsidiary.

            (b) The Company has duly reserved 16,552,500 shares of Company Common Stock for future issuance pursuant to the Company Stock Option Plans, of which options to purchase 9,469,569 shares of Company Common Stock are outstanding as of the date of this Agreement. The Company has provided to Parent a report dated as of November 29, 2004 that sets forth with respect to each Company Stock Option that is outstanding as of such date: (i) the name of the holder of such Company Stock Option; (ii) the number of shares of Company Common Stock that remain subject to such Company Stock Option; (iii) the date on which such Company Stock Option was granted; (iv) the term of such Company Stock Option; (v) the vesting schedule for such Company Stock Option; (vi) the vesting commencement date for such Company Stock Option; (vii) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and
(viii) the status of such Company Stock Option as an ISO. No Assumed Company Stock Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting (including, without limiting the foregoing, any right to acceleration of vesting that is contingent upon the occurrence of a subsequent event) in favor of any optionee under any Assumed Company Stock Option; (ii) any additional benefits for any optionee under any Assumed Company Stock Option; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Assumed Company Stock Option or any shares of Company Common Stock previously issued upon exercise of a Company Stock Option, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment. The assumption by Parent of the Assumed Company Stock Option Plans and the Assumed Company Stock Options issued thereunder in accordance with Section 2.04 hereunder will not give rise to any event described in clauses (i) through (iii) of the immediately preceding sentence.

            (c) The Company has duly reserved 919,608 shares of Company Common Stock for future issuance pursuant to the exercise of Company Warrants. Section 3.03(c) of the Company Disclosure Letter sets forth, with respect to each Company Warrant issued to any person: (i) the name of the holder of such Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Company Warrant; (iii) the total number of shares of Company Common Stock with respect to which such Company Warrant is immediately exercisable; (iv) the exercise price per share of Company Common Stock issuable under such Company Warrant; and (v) the term of such Company Warrant.

            (d) Except for Company Purchase Plan, the Company Stock Options and the Company Warrants, there are no other options, warrants or other similar rights outstanding obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other equity interests. The Company has no stockholders' rights plan or similar plan in effect. All shares of Company Common Stock subject to the Company Purchase Plan, and outstanding Company Stock Options and Company Warrants, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. As a result of the Merger and without any further action by the Company, all Shares outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other similar agreement with the Company will fully vest and will no longer be subject to repurchase or forfeiture. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any Company Subsidiary. Each holder of a Company Stock Option or Company Warrant will be given, or shall have properly waived, any required notice of the Merger prior to the Effective Time.

            (e) All of the securities sold or issued by the Company and each Company Subsidiary have been sold or issued in compliance with the requirements of the federal securities laws and any other applicable securities laws.

            (f) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party (i) relating to voting, registration or disposition of any shares of capital stock of the Company or any Company Subsidiary; (ii) granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any Company Subsidiary; or (iii) granting to any person or group of persons information rights.

            SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the approval of the Merger and adoption of this Agreement by the Company's stockholders by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at a meeting duly called and where a quorum is present (the "Company Stockholder Approval"), to perform its obligations hereunder and to consummate the

Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than with respect to the Company Stockholder Approval, and the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally now or hereafter in effect and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            SECTION 3.05 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in
Section 3.05(b) have been obtained and all filings and obligations described in
Section 3.05(b) have been made or complied with, conflict with or violate, in any material respect, any foreign or domestic (federal, state or local) law, statute, ordinance, writ, rule, regulation, order, injunction, judgment or decree ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a Lien (other than Permitted Liens) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Company Contract.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any domestic, foreign or supranational governmental, regulatory or administrative authority, agency or commission, any court, tribunal, or arbitral body, or any quasi-governmental or private body exercising regulatory, taxing, importing or other governmental authority (a "Governmental Entity") in the United States, and to the knowledge of the Company, any other Governmental Entity, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws"), The Nasdaq National Market, state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities that the parties mutually agree are necessary and the filing and recordation of the Certificate of Merger as required by the DGCL, and (ii) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications, which if not obtained or made would not reasonably be expected, individually or in the aggregate to be material to the Company or prevent or materially delay the consummation of the Merger.

            SECTION 3.06 Permits; Compliance.

            (a) Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its material properties or to carry on its business as it is now being conducted (the "Company Permits").

            (b) Neither the Company nor any Company Subsidiary is in conflict in any material respect with, or in default or violation in any material respect of, (i) any material Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits.

            SECTION 3.07 SEC Filings; Financial Statements.

            (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 2001 (collectively, the "Company SEC Reports"). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Company SEC Report complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act") or the Exchange Act, as the case may be, and
(ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

            (b) The consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the "Company Financial Statements") were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Forms 10-Q and 8-K of the SEC) and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to, individually or in the aggregate, to be material in nature). The most recent balance sheet of the Company contained in the Company SEC Reports as of September 30, 2004 is hereinafter referred to as the "Company Balance Sheet". Since the date of the most recent Company SEC Report, the Company's auditor has not been engaged by the Company to perform any "prohibited activities" (as defined in Section 10A of the Exchange Act).

            (c) Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, the Company has not materially and adversely amended its disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), as previously described in its Company SEC Reports. Section 3.07(c) of the Company Disclosure Letter lists, and the Company has made available to Parent, complete and correct copies of, all formally written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

            (d) Since May 1, 2003, neither the Company nor any Subsidiary nor, to the Company's knowledge, any member of the audit committee or executive officer of the Company or any Subsidiary, has received any complaint, allegation, assertion or claim, whether made in writing or made orally to any such person, regarding the accounting, internal accounting controls or auditing matters of the Company or any Subsidiary, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing matters. Since May 1, 2003, no U.S. attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported evidence of a material violation of the U.S. securities laws, or a material breach of fiduciary duty by the Company or any of its officers or directors to the Company's Board of Directors or any committee thereof or to any director or executive officer of the Company. Since May 1, 2003, there have been no internal investigations regarding improper accounting or revenue recognition initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company's Board of Directors or any committee thereof.

            (e) Except as provided in the Company SEC Reports, there are no material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K) that have or are reasonably likely to have a material current or future effect on the Company's financial liquidity, capital expenditures or capital resources.

            (f) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 in effect as of the date hereof, other than those set forth in the preceding paragraphs of this Section
3.07 or as otherwise incorporated in the Exchange Act.

            SECTION 3.08 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the Company Balance Sheet, or in the notes thereto, (b) liabilities incurred in the ordinary course of business consistent with past practice, and (c) liabilities arising out of any Company Contracts or any other contracts that have been entered into by the Company in the ordinary course of business, since the date of the Company Balance Sheet, neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.

            SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2003 and except as otherwise disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any:

            (a) Company Material Adverse Effect through the date of this Agreement;

            (b) amendment or any other change to the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary;

            (c) sale, pledge, lease, license, disposition, grant, encumbrance, or authorization for any sale, pledge, lease, license, disposition, grant or encumbrance, of any material assets of the Company excluding any Company Intellectual Property, except in the ordinary course of business;

            (d) authorization, declaration, set aside, dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Company Subsidiary;

            (e) reclassification, combination, split, subdivision or redemption, purchase or other acquisition, directly or indirectly, of any of the capital stock of the Company or any Company Subsidiary except for such purchases or acquisition of capital stock pursuant to agreements under which the Company has the option to repurchase such shares;

            (f) acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or assets) of any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets for consideration which is not, in the aggregate, in excess of $100,000;

            (g) incurrence of any indebtedness for borrowed money (other than accounts payable in the ordinary course of business) or issuance of any debt securities or assumption, guarantee or endorsement of the obligations of any person, or any loans or advances made;

            (h) waiver of any stock repurchase rights involving Company Stock with a market value in excess of $100,000, acceleration (or grant of any right to acceleration, whether or not contingent), amendment or change in the period of exercisability or the vesting schedule of options or restricted stock, or the repricing of options granted under the Company Stock Option Plans or authorization of cash payments in exchange for any options granted under any such plans (excluding any net exercise provisions under the Company Stock Option Plans);

            (i) increase in, or agreement to increase, the compensation (including base salary, target bonus and other compensation) payable or to become payable to its officers or employees, except for increases in accordance with past practices, or the grant of any rights to severance or termination pay to, or the entering into of any employment, consulting, termination, or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary who earns at least $50,000, or the establishment, adoption, entering into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefits plans described in section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA") that may be required by law;

            (j) action to make or change any material Tax (as defined in Section
3.16 below) election (including any election relating to the Company's Tax accounting period or Tax accounting method), file any amended Tax Return (as defined in Section 3.16 below) which amends the Tax Return in any material respect, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of Taxes in any material amount, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other action or omit to take any action, other than actions taken or not taken in the ordinary course of business, that would have the effect of increasing the Tax liability, in any material respect, of the Company or any Company Subsidiary;

            (k) other than as required by GAAP or by the SEC, changes with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

            (l) (i) sale, assignment, lease, termination, abandonment, transfer, authorization to encumber or to otherwise dispose of or grant of any security interest in and to any material Company Intellectual Property, in whole or in part, except in the ordinary course of business, (ii) grant of any license with respect to any Company Intellectual Property, other than license of Company software to customers of the Company or any Company Subsidiary in the ordinary course of business, (iii) development, creation or invention of any Intellectual Property jointly with any third party, or (iv) to the Company's knowledge, disclosure, or authorization for disclosure, of any confidential material Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof; or

            (m) any authorization, agreement or commitment by the Company or any Company Subsidiary to do any of the things described in this Section 3.09.

            SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding ("Legal Proceeding") pending or, to the knowledge of the Company, threatened, nor to the knowledge of the Company is there any investigation pending or threatened, against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any domestic Governmental Entity or, to the knowledge of the Company, foreign Governmental Entity that (i) would reasonably be expected to, individually or in the aggregate, materially and adversely affect the operations of the Company as currently conducted or result in damages settlement or an award in excess of $100,000 or (ii) would reasonably be expected to result in the Company having to license the intellectual property rights of a third party or the granting of a license to Company Intellectual Property to a third party. None of the Company, the Company Subsidiaries, or, to the Company's knowledge, the directors and officers of the Company and the Company Subsidiaries in their capacity as such, nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing order of, or consent decree, settlement agreement or other similar written agreement with, any Governmental Entity. As of the date of this Agreement, neither the Company nor any Company Subsidiary has commenced, with the assistance of external legal counsel, actions that are reasonably likely to result in the Company or any Company Subsidiary initiating any litigation, arbitration or other proceeding involving material rights of the Company or any Company Subsidiary against any third party after the date hereof.

            SECTION 3.11 Employee Benefit Plans; Labor Matters.

            (a) Schedule 3.11(a) of the Company Disclosure Letter lists all employee benefit plans (as defined in section 3(3) of ERISA) and all material bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, retiree medical or life insurance, disability, supplemental retirement, employment, severance, termination pay or other benefit plans, programs or arrangements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, the "Company Benefit Plans").

            (b) Each Company Benefit Plan is in writing and the Company has made available to Parent a true and complete copy of each Company Benefit Plan and will furnish to Parent upon request a true and complete copy of each material document, if any, prepared in connection with each such Company Benefit Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan, (iv) the most recently received IRS determination letter for each such Company Benefit Plan, if such plan is intended to qualify under Section 401 of the Code, (v) any actuarial report and financial statement in connection with each such Company Benefit Plan for the three most recent plan years, (vi) any correspondence with the IRS or the Department of Labor with respect to each such Company Benefit Plan and (vii) each form of notice of grant or stock option agreement used to document Company Stock Options. Neither the Company nor any Company Subsidiary has any express or implied commitment (x) to create, incur material liability with respect to, or cause to exist, any other material employee benefit plan, program or arrangement, (y) to enter into any material contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Company Benefit Plan that could reasonably be expected to materially increase the cost of maintaining such Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

            (c) None of the Company Benefit Plans is a multiemployer plan (within the meaning of section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

            (d) None of the Company Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar benefits solely or partially as a result of any transaction contemplated by this Agreement. There is no Company Benefit Plan or other agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of section 280G (as determined without regard to section 280G(b)(4)) of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) increase any benefits otherwise payable or other obligations under any Company Benefit Plan or other arrangement, (ii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Stock Options, or (iii) affect in any material respects any Company Benefit Plan's current treatment under any Laws including any tax or social contribution law.

            (e) Each Company Benefit Plan has been operated in accordance in all material respects with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA, COBRA, the Family Medical Leave Act of 1993, as amended ("FMLA"), and the Code. The Company and each Company Subsidiary has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any third party to, any Company Benefit Plan. No material action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of section 414 of the Code (each, an "ERISA Affiliate") is subject to any material penalty or tax with respect to any Company Benefit Plan under section 402(i) of ERISA or sections 4975 through 4980 of the Code. Each Company Benefit Plan can be amended, terminated or otherwise discontinued as of or after the Effective Time, without liability to Parent, the Company or any of its ERISA Affiliates (other than ordinary administration expenses).

            (f) Each Company Benefit Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS (which may be the favorable opinion letter of the master and prototype or volume submitter plan sponsor of such Company Benefit
Plan) with respect to each such Company Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan.

            (g) No Company Benefit Plan is subject to Section 412 of the Code or Title IV of ERISA.

            (h) Neither the Company nor any Subsidiary has, since January 1, 1998, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including, without limitation, any multiemployer plan, as defined in section 3(37) of ERISA. All contributions, premiums or payments required to be made or accrued with respect to any Company Benefit Plan have been made on or before their due dates.

            (i) (A) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary or in the Company's or any Company Subsidiary's business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company or any Company Subsidiary; (B) there are no controversies, strikes, slowdowns or work stoppages pending or, to the knowledge of the Company after reasonable due inquiry, threatened between the Company or any Company Subsidiary and any of its employees, and neither the Company nor any Company Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three years; (C) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or; (D) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any Company Subsidiary; (E) the Company and each Company Subsidiary is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those related to wages, hours, worker classification, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (F) the Company and each Company Subsidiary has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (G) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any Company Subsidiary; (H) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (I) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company or any Company Subsidiary; (J) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the

Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity with respect to the Company or any Company Subsidiary; and (K) the Company is not aware that any employees will terminate their employment with the Company as a result of the announcement of the Merger.

            (j) Section 3.11(j) of the Company Disclosure Letter accurately sets forth the name and title of each employee of the Company with the title of vice president or higher.

            SECTION 3.12 Contracts. Except as set forth in the Company Disclosure Letter or as described in the Company SEC Reports, neither the Company nor any Company Subsidiary is a party to, or is bound by, any:

            (a) employment, consulting, termination or severance agreement, contract or commitment with any officer or other employee with the title of vice president or higher or any member of the Company's Board of Directors;

            (b) agreement, contract or commitment that materially restricts or purports to materially restrict the right of the Company or any Company Subsidiary to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any person or granting any exclusive distribution rights, in any market, field or territory;

            (c) agreement, contract or commitment (i) relating to the disposition or acquisition by the Company or any Company Subsidiary of material assets not in the ordinary course of business, (ii) relating to the acquisition by the Company or any Company Subsidiary of any other entity, whether by means of merger, consolidation, purchase of assets or otherwise, or (iii) pursuant to which the Company or any Company Subsidiary has any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than the Company Subsidiaries) that is material to the Company's business as currently conducted;

            (d) distributor, reseller or dealer agreement for the Company's products or services;

            (e) contract relating to any outstanding commitment for capital expenditures in excess of $100,000;

            (f) indenture, mortgage, promissory note, loan agreement, credit agreement, security agreement, guarantee of borrowed money or other agreement or instrument relating to the borrowing of money or extension of credit, not including accounts payable, in excess of $100,000;

            (g) off-balance sheet arrangement (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act);

            (h) contractual obligation (as defined in Item 303(a)(5)(ii) of Regulation S-K) of the Company or any Company Subsidiary that involves or would reasonably be expected to involve payments of more than $100,000 over the term of the contract;

            (i) contract providing for an "earn-out" or other contingent payment by the Company or any Company Subsidiary that involves or would reasonably be expected to involve more than $100,000 over the term of the contract;

            (j) contract (other than the Company's Certificate of Incorporation or Bylaws) providing for the indemnification of any officer, director, employee or independent contractor of the Company;

            (k) contract providing for any obligation of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person;

            (l) other than customer contracts entered into in the ordinary course of business, other agreement, contract, license or commitment that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted; or

            (m) customer contract that involves or would reasonably be expected to involve payments of more than $100,000 in any 12 month period.

            Neither the Company nor any Company Subsidiary, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in breach or violation of or default under in any material respect (nor, to the Company's knowledge, does there exist any condition which with the passage of time or giving of notice or both would result in such a material breach, violation or default), and neither the Company nor any Company Subsidiary has received written notice that it has breached, violated or defaulted under in any material respect, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any Company Subsidiary is a party or by which it is bound that (A) are required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (m) above or Section
3.15 hereof or (B) are required to be filed with any Company SEC Report (any such agreement, contract or commitment, a "Company Contract"). Each Company Contract is valid and binding in all material respects on the Company or Company Subsidiary and, to the knowledge of the Company, on the other parties thereto and is in full force and effect except to the extent they have previously expired in accordance with their terms. The Company has delivered or made available to Parent accurate and complete copies of all Company Contracts, including all amendments thereto.

            SECTION 3.13 Environmental Matters.

            (a) The Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Environmental Laws (as defined below), (ii) hold all material Environmental Permits (as defined below) and
(iii) are in compliance in all material respects with their respective Environmental Permits.

            (b) Neither the Company nor any of the Company Subsidiaries has released, and to their knowledge no other person has released, Hazardous Materials (as defined below) in any amount that could reasonably be required to be remediated under applicable Environmental Laws (as defined below) on any real property owned or leased by the Company or the Company

Subsidiaries or, during their ownership or occupancy of such property, on any property formerly owned or leased by the Company or any Company Subsidiary.

            (c) Neither the Company nor any Company Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below), or any similar Law of any state, locality or any other jurisdiction.

            (d) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order that remains outstanding or unresolved and relates to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

            (e) Neither the Company nor any Company Subsidiary has received any written notice that the real property currently or formerly owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

            For purposes of this Agreement:

            "CERCLA" means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

            "Environmental Laws" means any federal, state or local statute, law, ordinance, regulation, rule, code or order, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

            "Environmental Permits" means any permit, approval, license and other authorization required under any applicable Environmental Law.

            "Hazardous Materials" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined and regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

            SECTION 3.14 Title to Properties; Absence of Liens and Encumbrances.

            (a) Neither the Company nor any of the Company Subsidiaries owns any real property. Section 3.14(a) of the Company Disclosure Letter lists all real property leases to which the Company or any Company Subsidiary is a party and each amendment thereto. All such current leases are in full force and effect, and, to the Company's knowledge, there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim. The Company and the Company Subsidiaries have no leasehold interest in any real property.

            (b) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties, valid leasehold interests in, all of its material tangible personal property, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") except for Liens (i) securing Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to any of the provisions of ERISA), and statutory Liens for Taxes that are not yet delinquent or Taxes that are being contested in good faith by any appropriate proceedings for which adequate reserves have been established in the financial statements included in the Company SEC Reports, (ii) such imperfections in title, Liens and easements as do not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair business operations involving such properties, (iii) Liens securing debt that is reflected in the financial statements included in the Company SEC Reports, (iv) statutory or common law Liens to secure landlords, lessors or renters under leases or rental agreements, (v) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like Liens, (vi) Liens imposed on the underlying fee interest of a landlord or owner in leased property, and (vii) Liens in favor of customs and revenue authorities arising as a matter of legal requirements to secure payments of customs duties in connection with the importation of goods (each of the Liens set forth in (i) - (vii), a "Permitted Liens")

            SECTION 3.15 Intellectual Property.

            (a) The Company and the Company's Subsidiaries each own or are licensed for, or possess sufficient rights in and to, all Company Intellectual Property (as defined below) with respect to their respective businesses, as presently conducted or proposed to be conducted (except for such items as have yet to be conceived or developed), or necessary to conduct any such business without, to the knowledge of the Company and the Subsidiaries, any infringement or misappropriation of any rights or property of any person ("Infringement"). Except as set forth in the Company Disclosure Letter, all Company Intellectual Property is either owned by or is exclusively licensed to the Company except with respect to standard, generally commercially available, "off-the-shelf" third party products that are not incorporated into, or tools for production of, any previous, current or proposed product (except for such items as have yet to be conceived or developed), service or Intellectual Property offering of the Company or any Subsidiary, which products are licensed non-exclusively to Company or its Subsidiaries only pursuant to the standard commercial license terms therefor ("Commodity Software"). "Intellectual Property" means (i) inventions (whether or not patentable); trade names, trade and service marks, logos, and domain names, URLs, addresses and other designations ("Marks"); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; methods; schematics; computer software (in source code and/or object code form); and all other intellectual property of any sort (collectively, "Inventions") and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto (collectively, "IP Rights"). "Company Intellectual Property" means all Intellectual Property that is used, exercised, or exploited ("Used") or proposed to be Used (except for such items as have yet to be conceived or developed) in any business of the Company or any Subsidiary, or that may be necessary to conduct any such business; this term will also include all other Intellectual Property owned by or licensed to the Company or any Subsidiary now or in the past (and with respect to any Intellectual Property which is not owned by the Company, all representations and warranties herein shall be deemed made solely to the Company's knowledge). All copyrightable matter within Company Intellectual Property that is material to the business of the Company or any Subsidiary has been created by persons who were employees of the Company or such Subsidiary at the time of creation or has otherwise been assigned to the Company or a Subsidiary and no third party has or will have "moral rights" or rights to terminate any assignment or license with respect thereto.

            (b) To the extent included in Company Intellectual Property
(but excluding Intellectual Property licensed to the Company and its Subsidiaries only as part of Commodity Software), Section 3.15(b) of the Company Disclosure Letter lists (by name, number, jurisdiction, status, and owner, as well as next filing, response, payment, appeal, maintenance and other applicable dates and deadlines) all patents and patent applications; all registered and unregistered Marks; and all registered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights. All the foregoing (i) are, to the knowledge of the Company and the Company Subsidiaries, valid, enforceable and subsisting, and (ii) along with all related material filings, registrations and correspondence, have been provided to Parent. To the knowledge of the Company and the Subsidiaries, all applicable filings and payments have been made and no cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is currently anticipated by the Company or any Subsidiary. To the Company's knowledge, there is no basis for a challenge that would materially affect the patentability or validity of claims of any of the foregoing patents or patent applications or the validity (or any other aspect or status) of any such IP Rights.

            (c) Section 3.15(c) of the Company Disclosure Letter lists separately for each of the following categories: (i) all material licenses, sublicenses and other agreements to which the Company or a Subsidiary is a party other than the following agreements (except for entities that the Company believes are competitors of the Company or any Subsidiary): (A) distribution of standard object code product pursuant to Company's standard form end-user, object code, internal-use software license and support/maintenance agreements entered into in the ordinary course of business or (B) access provided under Company's standard form nondisclosure/nonuse agreement, (ii) all licenses, sublicenses and other agreements pursuant to which the Company or a Subsidiary has been or may be assigned or authorized to Use, or has incurred or may incur any obligation in connection with, (A) any third party Intellectual Property or
(B) any Company Intellectual Property, and (iii) each agreement pursuant to which the Company or a Subsidiary has deposited or is required to deposit with an escrowholder or any other person all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any Company Intellectual Property owned by the Company ("Source Materials"); for the avoidance of doubt this sentence applies, without limitation, to open source licenses, public licenses and other similar licenses of any sort ("Open Source Licenses"). Except as set forth in the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof, other than indemnification provisions contained in Company's standard forms of end user licenses used in transactions arising in the ordinary course of business. The Company has provided to Parent all current forms and all forms used by the Company within the past 24 months. Except as set forth in the Company Disclosure Letter, there are no Open Source Licenses to which the Company or any Subsidiary is a party or is bound and no Company Intellectual Property is subject to any Open Source License.

            (d) To the knowledge of the Company, no event or circumstance exists (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) could reasonably be expected to result in (i) the material breach or violation of any material license, sublicense or other agreement required to be listed in Section 3.15 of the Company Disclosure Letter, (ii) the loss or expiration of any material right or option by the Company or any of its Subsidiaries (or the gain thereof by any third party) under any such license, sublicense or other agreement or (iii) the release, disclosure or delivery to any third party of any part of the Source Materials.

            (e) To the knowledge of the Company and its Subsidiaries, there is no unauthorized Use, disclosure, or Infringement of any Company Intellectual Property by any third party, including, without limitation, any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has brought or threatened any action, suit or proceeding against any third party for any Infringement of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property.

            (f) The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Company Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights ("Company Confidential Information"). Except as set forth in the Company Disclosure Letter, none of the Company or any of its Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, any part of the Source Materials.

            (g) (i) Except as set forth in the Company Disclosure Letter, each current employee and contractor of the Company or any Subsidiary has executed and delivered (and to the Company's knowledge, is not in material breach of) an agreement in substantially the form of the Company's standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor), which agreements provide (A) written assignments to the Company or such Subsidiary of all title and rights to any Company Intellectual Property conceived or developed thereunder but not already owned by the Company or a Subsidiary by operation of Law and (B) written confidentiality and nonuse restrictions intended to protect and preserve the confidentiality of all Company Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights.

                  (ii) Except as set forth in the Company Disclosure Letter, each former employee and contractor of the Company or any Subsidiary who materially contributed to the Company Intellectual Property or had access to material Company Confidential Information executed and delivered (and to the Company's knowledge, is not in material breach of) an agreement in substantially the form of the Company's standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor), which agreements provided (A) written assignments to the Company or such Subsidiary of all title and rights to any Company Intellectual Property conceived or developed thereunder but not already owned by the Company or a Subsidiary by operation of Law and (B) written confidentiality and nonuse restrictions intended to protect and preserve the confidentiality of all Company Intellectual Property not otherwise disclosed in published patents or patent applications or registered copyrights.

            (h) None of the Company or its Subsidiaries has received any written notice alleging that the Company or any Subsidiary has been or may be (whether in its past, current or proposed business or otherwise) engaged in, liable for or contributing to any Infringement or may need a license.

            (i) To the Company's knowledge, none of its employees or contractors who earn more than $50,000 is obligated under any agreement, judgment, decree or order (an "Employee Obligation") that could reasonably be expected to interfere with the use of his or her commercially reasonably efforts to promote the interests of the Company and its Subsidiaries.

            (j) All Software is tested by the Company using industry standard technologies and Company or its Subsidiaries have not intentionally inserted into any Software any viruses, worms, trojan horses and other infections or harmful routines and, to the knowledge of the Company, the Software does not contain any of the foregoing or any bugs, errors, or problems that, to the Company's or any Subsidiary's knowledge, could reasonably be expected to disrupt its operation or have a materially adverse impact on the operation of other software programs or operating systems. "Software" means software, programs, databases and related documentation, in any form (including Internet sites, Internet content and links) that is (i) material to the operation of the business of the Company or any Subsidiary, including, but not limited to, that operated by the Company or any Subsidiary on its web sites or used by the Company or any Subsidiary in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company or any Subsidiary.

            (k) Except as set forth in the Company Disclosure Letter, the Company and its Subsidiaries have obtained all approvals and agreements required (including, without limitation, assurance from customers regarding further export) for exporting any Company Intellectual Property outside the United States and all such export approvals in the United States are current, outstanding and, to the knowledge of the Company, in full force and effect. The Company has disclosed any export restrictions or limitations to Parent.

            (l) As of the date of this Agreement, the current version of the Company's Enterprise Contract Management Foundation version 3.0 is generally available for licensing.

            SECTION 3.16 Taxes.

            (a) All income Tax (as defined below) and other material Tax returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns and all Taxes otherwise due on or before the Effective Time have been or will be paid on or before such date. Except to the extent that an appropriate reserve for Taxes has been established on the Company Financial Statements, all information included on such Tax Returns is correct and complete in all material respects. The Company Financial Statements contained in the Company SEC Reports (i) accrue in accordance with GAAP all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through the date of the Company Balance Sheet and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of GAAP and for Tax purposes) on the Company Balance Sheet included in the Company Financial Statements with respect to such periods, and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after the date of the Company Balance Sheet, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Company Financial Statements relating to Tax matters is correct and complete in all material respects. No material Tax liability since the date of the Company Balance Sheet has been incurred by the Company other than in the ordinary course of business and adequate provision has been made by the Company for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

            (b) The Company has withheld and paid to the applicable financial institution or Tax Authority all material amounts required to be so withheld and paid. To the best knowledge of the Company, no Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2003, have been examined and closed. No notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, materially and adversely affect the liability of the Company for Taxes. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened in writing against or with respect to the Company in respect of any Tax or assessment. There are no liens for Taxes (other than Permitted Liens) upon the assets of the Company. The Company has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code. The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or arising under operation of federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) which includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company is not, and has not been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger. All material elections with respect to the Company's Taxes made during the fiscal years ending December 31, 2001, 2002 and 2003 are reflected on the Company's Tax Returns for such periods, copies of which have been provided to Parent. The Company has not entered into any transaction that constitutes a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).

            (c) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a "Tax Authority"), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.16, the term "the Company" means the Company and any entity included in, or required under GAAP to be included in, any of the Company Financial Statements.

            SECTION 3.17 Interested Party Transactions. No director, officer or other affiliate of the Company (or any member of the immediate family of any director or officer) has, directly or indirectly, (i) an economic interest in any person who is a Significant Customer or Significant Supplier; (ii) an economic interest in any Contract included in Section 3.12 of the Company Disclosure Letter; or (iii) any contractual or other arrangement with the Company or any Subsidiary; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any person" for purposes of this Section 3.17. The Company and the Company Subsidiaries have not, since December 31, 2003, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. There are no extensions of credit maintained by the Company or any of the Company Subsidiaries to which the second

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

sentence of Section 13(k)(1) of the Exchange Act applies. To the Company's knowledge, no officer or director of the Company or any Company Subsidiary has asserted any claim, charge, action or cause of action against the Company or any Company Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof.

            SECTION 3.18 Insurance. The Company has provided or made available to Parent true, correct and complete copies of all policies of insurance to which each of the Company and the Company Subsidiaries are a party or are a beneficiary or named insured. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable on or prior to the date of this Agreement under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

            SECTION 3.19 Board Approval; Vote Required.

            (a) The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting (who constituted all of the directors then in office) at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement.

            (b) The only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and the other transactions contemplated by this Agreement is the Company Stockholder Approval.

            SECTION 3.20 State Takeover Statutes. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement and the Company Voting Agreements or the consummation of the Merger. No other state takeover statute is applicable to this Agreement, the Company Voting Agreements or the Merger.

            SECTION 3.21 Opinion of Financial Advisor. The Company has received the opinion (which shall be confirmed in writing) of First Albany Capital Inc. (the "Company Financial Advisor"), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration to be received by the holders of the Company Common Stock (other than holders who are parties to a Company Voting Agreement) is fair from a financial point of view to such holders, a copy of which opinion will be delivered to Parent solely for informational purposes promptly after the date of this Agreement.

            SECTION 3.22 Brokers; Advisors. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent a true and complete copy of the agreement pursuant to which the Company Financial Advisor is entitled to fees and expenses in connection with the transactions contemplated by this Agreement.

            SECTION 3.23 Customers and Suppliers.

            (a) The Company has no outstanding material dispute concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2003 or the nine months ended September 30, 2004 was one of the ten largest sources of revenue for the Company, based on amounts paid or payable during such periods (each, a "Significant Customer"). Each Significant Customer is listed on the Schedule 3.23(a) of the Company Disclosure Letter. The Company has not received any written notice from any Significant Customer, nor does the Company have any other knowledge (without any inquiry by the Company of the Significant Customer), that such Significant Customer will not continue as a customer or distributor of the Company after the Closing or that any such customer intends to terminate or materially modify existing contracts with the Company, including, without limitation, reducing the amount paid to the Company for products and services.

            (b) The Company has no outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2003 or the nine months ended September 30, 2004 was one of the ten largest suppliers of goods and/or services to the Company, based on amounts paid or payable during such periods (each, a "Significant Supplier"). Each Significant Supplier is listed on Schedule 3.23(b) of the Company Disclosure Letter. Neither the Company nor any Subsidiary has received any written notice from any Significant Supplier, nor does the Company have any knowledge (without any inquiry by the Company of the Significant Supplier) that, such supplier shall not continue as a supplier to the Company or such Subsidiary after the Closing or that such supplier intends to terminate or materially modify existing contracts with the Company or such Subsidiary.

            SECTION 3.24 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to the Company or any Company Subsidiary, any acquisition of property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted.

            SECTION 3.25 No Illegal Payments Neither the Company nor any Company Subsidiary, nor, to the Company's knowledge, any director, officer or employee of the Company or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither the Company nor any Company Subsidiary, nor, to the Company's knowledge, any current director, officer or employee of the

Company or any Company Subsidiary has accepted or received any unlawful contributions, payments, gifts or expenditures.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

            Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement that the statements contained in this Article IV are true and correct, subject to the exceptions set forth in the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement dated as of the date of this Agreement (the "Parent Disclosure Letter"). The Parent Disclosure Letter shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify, only the corresponding section in this Article IV and any other section in this Article IV where it is reasonably clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure could reasonably be expected to apply to such other section.

            SECTION 4.01 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of such jurisdiction and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approvals has not had, and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub or on the ability of Parent or Merger Sub to consummate the Merger. Parent is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub or on the ability of Parent or Merger Sub to consummate the Merger.

            SECTION 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger (other than the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally now or hereafter in effect and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

            SECTION 4.03 Parent Board Approval. The Board of Directors of the Parent, by resolutions duly adopted by unanimous vote of those voting (who constituted all of the directors then in office) at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of the Parent and its stockholders, and (ii) approved this Agreement and the Merger.

            SECTION 4.04 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made or complied with, conflict with or violate any Law applicable to Parent or Merger Sub by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or result in the creation of a lien, claim, security interest or other charge or encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which any asset of Parent or Merger Sub is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Parent and Merger Sub.

            (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, The Nasdaq National Market, state takeover laws, the pre-merger notification requirements of the HSR Act, any filings under similar competition or merger notification laws or regulations of foreign Governmental Entities that the parties mutually agree are necessary and the filing and recordation of the Certificate of Merger as required by the DGCL, and as set forth in Section 4.03(b) of the Parent Disclosure Letter and (ii) for such other consents, approvals, orders, authorizations, registrations, permits, filings or notifications which if not obtained or made could not reasonably be expected to be material to the Company or Parent or to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

            SECTION 4.05 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

            SECTION 4.06 Brokers. No broker, finder or investment banker (other than Bear Stearns & Co. Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

            SECTION 4.07 Financing. Parent possesses and will possess at the Effective Time sufficient cash funds to pay all required cash amounts to the Company's stockholders pursuant to Article II of this Agreement.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

            SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter or as specifically contemplated or required by any other provision of this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld):

                  (i) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

                  (ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, alliance partners and other persons with which the Company or any Company Subsidiary has business relations.

            By way of amplification and not limitation, except as contemplated or required by this Agreement, as would otherwise be inconsistent with applicable Law, or as set forth in Section 5.01 of the Company Disclosure Letter, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (provided, however, that with respect to paragraphs (c), (f), (g), (h), (i), (j), (k), (l), (m) or (n), such consent shall not be unreasonably withheld):

            (a) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or any securities convertible into, or any right, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest in the Company or any of its Subsidiaries other than (i) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement under the Company Stock Option Plans or pursuant to the Company Purchase Plan, (ii) the issuance of shares of Company Common Stock upon the exercise of Company Warrants outstanding on the date of this Agreement, (iii) the grant of options to purchase up to 1,500,000 shares of Company Common Stock in the aggregate, with each such grant to be made in the ordinary course of business consistent with past practice, and at an exercise price equal to the then fair market value of a Share, provided that (x) no such options may be issued that will provide for acceleration as a result of the consummation of the transactions contemplated by this Agreement (other than any options issued pursuant to existing agreements that expressly provide for the issuance of options upon such terms) whether or not in connection with any other event, including termination of employment and (y) the vesting and other principal terms of such options shall be consistent with the description set forth in Section 5.01(a) of the Company Disclosure Letter, and provided further that no such options may be granted to senior vice-presidents or other executive officers, or (iv) the grant of options under one or more Company Stock Option Plans to one or more of A. Leigh Powell, Terrence M. Nicholson, Leonard Rainow, Kevin Harris and Robert Schwartz, with each such grant to be made at an exercise price equal to the Per Share Merger Consideration, provided that number of shares subject to such options and the vesting and other principal terms of such options shall be as prescribed by the Employment Agreements between such individuals and Parent;

            (b) amend or change the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary;

            (c) sell, assign, pledge, lease, license, dispose of, grant, encumber, terminate, abandon, transfer or authorize for any sale, assignment, pledge, lease, license, disposition, grant, encumbrance, termination, abandonment or transfer any material assets of the Company or any Company Subsidiary, including, without limitation, any Company Intellectual Property of the Company or any Company Subsidiary, except (i) in the ordinary course of business and in a manner consistent with past practice or (ii) involving obsolete or worthless assets;

            (d) authorize, declare, set aside, or make a dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Company Subsidiary other than payment of dividends to wholly-owned Company Subsidiaries;

            (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or any Company Subsidiary (other than pursuant to the repurchase of shares of Company Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to terms of agreements (including at the purchase price specified therein) under which the Company has the option to repurchase such shares upon the termination of employment or service);

            (f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in or any assets of any corporation, partnership, other business organization or any division thereof other than purchases of goods, services and other assets made in the ordinary course of business consistent with past practice;

            (g) incur any indebtedness for borrowed money (other than accounts payable incurred in the ordinary course of business) or issue any debt securities or assume, guarantee or endorse the obligations of any person, or make any loans or advances except to employees in the ordinary course of business;

            (h) other than contracts or agreements entered into in the ordinary course of business, enter into contracts or agreements that would be considered Company Contracts, or materially modify, amend or terminate any such existing contract or agreement;

            (i) make or authorize any capital expenditures in excess of $100,000 in the aggregate, other than capital expenditures reflected in the Company's capital expenditure budget for the 2004 or 2005 fiscal years each as set forth in Schedule 5.01 of the Company Disclosure Letter;

            (j) waive any stock repurchase rights or accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Stock Option Plans or authorize cash payments in exchange for any options granted under any such plans (excluding any net exercise provisions under the Company Stock Option Plans), except as specifically required by the terms of such plans or any agreements in effect as of the date of this Agreement and disclosed in the Company Disclosure Letter;

            (k) except as required by applicable Law or the terms of an existing agreement, increase, or agree to increase, the compensation (including base salary, target bonus and other compensation) payable or to become payable to the Company's officers or employees who earn more than $50,000, except for increases in accordance with past practices or in compliance with existing agreements, or grant any rights to severance or termination pay to, or enter into any employment, consulting, termination, indemnification or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary who earns at least $50,000, or hire any individual for a vice-president or other executive officer position, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefits plans described in section 3(3) of ERISA that may be required by law;

            (l) make or change any material Tax election (including any election relating to the Company's Tax accounting period or Tax accounting method), change any annual accounting period, file any amended Tax Return involving any material amount of Taxes, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of Taxes in any material amount, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other action or omit to take any action, other than actions taken or not taken in the ordinary course of business consistent with past practice, that would have the effect of increasing the Tax liability in any material respect of the Company or any Company Subsidiary or Parent;

            (m) take any action, other than as required by GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

            (n) (i) grant any license with respect to any Company Intellectual Property, other than the license of Company software in the ordinary course of business, or (ii) other than in the ordinary course of business, disclose, or authorize for disclosure, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof; or

            (o) agree in writing or otherwise to take any of the actions described in Section 5.01(a) through (n) above.

            SECTION 5.02 Notification of Certain Matters. The Company shall give prompt notice to Parent, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause (i) any representation or warranty contained in this Agreement made by it to be untrue or inaccurate such that the conditions to closing in Section 7.02(a) hereof would not be satisfied as of the Closing Date or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied by it in any material respect, (b) any failure or inability of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the termination of employment, whether voluntary or involuntary, of any employee of the Company or any Company Subsidiary who earns more than $50,000; provided, however, that the delivery of any notice pursuant to this Section 5.02 shall not limit or otherwise affect the representations, warranties, covenants or agreements of the Company, as the case may be, or the conditions to the obligations of the parties hereto to consummate the Merger.

            SECTION 5.03 Litigation. The Company shall notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by the Company to be threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such that
(i) would reasonably be expected to, individually or in the aggregate, materially and adversely affect the operations of the Company as currently conducted or result in damages settlement or award in excess of $100,000 or (ii) could result in the Company having to license the intellectual property rights of a third party or the granting of a license to Company Intellectual Property to a third party.

            SECTION 5.04 Control of Operations. Nothing contained in this Agreement shall give the Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Subject to Section 5.01, the Company shall have complete control and supervision of its operations.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            SECTION 6.01 Proxy Statement.

            (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the meeting of the Company's stockholders (the "Company Stockholders' Meeting") to be held to consider approval of the Merger and adoption of this Agreement. Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with the preparation of the Proxy Statement. As promptly as practicable following approval by the SEC, the Company shall mail the Proxy Statement to its stockholders.

            (b) Subject to paragraph (c) of this Section 6.01, the Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company to the stockholders of the Company to vote in favor of the adoption of this Agreement and neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend, modify or change, or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's stockholders adopt this Agreement.

            (c) Prior to the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the stockholders of the Company, nothing in this Agreement shall prevent the Company's Board of Directors from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the Merger in a manner adverse to Parent if (i) a Superior Proposal (as defined in Section 6.04 below) is made and is not withdrawn, (ii) the Company shall have provided written notice to Parent as promptly as practicable (and, in any event, within the next business day) advising Parent that the Company has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal in reasonable detail and identifying the person or entity making such Superior Proposal (a "Notice of Superior Proposal"), (iii) Parent shall not have, within five business days of Parent's receipt of the Notice of Superior Proposal, made an offer that the Company's Board of Directors determines in its good faith judgment to be at least as favorable to the Company and its stockholders as such Superior Proposal (it being agreed that the Company's Board of Directors shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of the Company concludes in good faith, after consultation with its external legal counsel, that, in light of such Superior Proposal, the failure of the Company's Board of Directors to withhold, withdraw, amend, modify or change its recommendation is reasonably likely to result in a breach of its fiduciary obligations to the Company and its stockholders under applicable Law and (v) the Company shall not have intentionally breached any of the restrictions set forth in Section 6.04 or this Section 6.01(c). The Company shall use its commercially reasonable efforts to provide Parent with at least one business day's notice of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider any Competing Transaction (as defined in Section 6.04 below). Nothing contained in this Section 6.01(c) shall limit the Company's obligation to convene and hold the

Company Stockholders' Meeting for the purpose of considering approval of the Merger and adoption of this Agreement (regardless of whether the recommendation of the Board of Directors of the Company shall have been withheld, withdrawn, amended, modified or changed).

            (d) No amendment or supplement to the Proxy Statement will be made by the Company without the approval of the Parent (such approval not to be unreasonably withheld or delayed) or as otherwise required by Law. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or is staff or any other government officials, on the other hand.

            (e) The information supplied by Parent for inclusion or incorporation by reference into in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (ii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by Parent, Parent shall promptly inform the Company.

            (f) The information supplied by the Company for inclusion or incorporation by reference into in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (ii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

            SECTION 6.02 Company Stockholders' Meeting. The Company shall (i) call and hold the Company Stockholders' Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement, (ii) use its commercially reasonable efforts to hold the Company Stockholders' Meeting as soon as practicable after the date on which the Proxy Statement is deemed definitive following the resolution of any comments from the SEC or its staff and (iii) in any event call such Company Stockholders' Meeting so that such meeting is scheduled to be held within 45 days after the date on which the Proxy Statement is deemed definitive. Subject to Section 6.01(c), the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger and adoption of this Agreement, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules of The Nasdaq National Market and the DGCL, to obtain such approvals.

            SECTION 6.03 Access to Information; Confidentiality.

            (a) Except as required pursuant to applicable Law, from the date of this Agreement to the Effective Time, the Company shall (and shall its subsidiaries to): (i) provide to Parent (and its officers, directors, employees, subsidiaries, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the appropriate individuals, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its subsidiaries as Parent or its Representatives may reasonably request.

            (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their obligations under the Non-Disclosure Agreement dated June 14, 2004 (the "Non-Disclosure Agreement"), between the Company and Parent. All information obtained by the parties pursuant to (a) above shall be subject to the Non-Disclosure Agreement.

            (c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.

            SECTION 6.04 No Solicitation of Transactions.

            (a) The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or is reasonably likely to lead to, any Competing Transaction (as defined in paragraph (b) of this Section 6.04), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action. The Company shall promptly notify Parent if any proposal, offer or inquiry regarding a Competing Transaction is made, and the Company shall promptly inform Parent as to the material details of any such proposal, offer or inquiry, including, without limitation, the identity of the party making any such proposal, offer or inquiry. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement relating to a Competing Transaction to which it is a party. Notwithstanding anything to the contrary in this Section 6.04, the Company may furnish information to, and enter into discussions or negotiations with, a person who has made an unsolicited, bona fide proposal or offer regarding a Competing Transaction only if the

Company's Board of Directors has (i) concluded after consultation with the Company's external legal counsel and its financial advisor that such proposal or offer constitutes or could reasonably lead to a Superior Proposal (as defined below), (ii) has concluded, after consultation with its external legal counsel, that, in light of such Competing Transaction, the failure to furnish such information or enter into discussions or negotiations is reasonably likely to result in a breach of its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided notice to Parent of its intent to furnish information or enter into discussions or negotiations with such person at least one business day prior to taking any such action and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Non-Disclosure Agreement; provided, however, that no information may be furnished and no discussions may be entered into in the event that the Company has intentionally breached this
Section 6.04(a); provided further, however, that the Company's Board of Directors shall furnish to Parent all information provided to the person who has made the Competing Transaction to the extent that such information has not been previously provided to Parent and shall keep Parent promptly and reasonably informed as to the status of any discussions regarding such Competing Transaction.

            (b) A "Competing Transaction" means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole; or (iii) a tender offer or exchange offer for, or an offer to purchase directly from the Company, 15% or more of the outstanding voting securities of the Company.

            (c) A "Superior Proposal" means an unsolicited written bona fide offer or proposal made by a third party to consummate a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving the Company pursuant to which a person (or its stockholders) would own, if consummated, at least 80% of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or at least 80% of the overall fair market value of the assets of the Company and the Company Subsidiaries taken as a whole (i) that is not attributable to a material breach by the Company of Section 6.04(a) hereof and (ii) on terms (including conditions to consummation of the contemplated transaction) that the Board of Directors of the Company determines, in its good faith, reasonable judgment (after consultation with the Company's external legal counsel and its financial advisor), to be more favorable to the Company stockholders than the terms of the Merger after taking into account whether any financing required to consummate the transaction contemplated by such offer or proposal is committed or reasonably likely to be obtained by such third party on a timely basis.

            (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

            SECTION 6.05 Directors' and Officers' Indemnification and Insurance.

            (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the same provisions with respect to indemnification, advancement and director and officer exculpation set forth in the Certificate of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the Certificate of Incorporation or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law and prior notification is given to such affected persons.

            (b) After the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law and as required by any indemnification agreements of the Company (as each is in effect on the date hereof), indemnify and hold harmless, each present and former director or officer of the Company and each Company Subsidiary and each such person that served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as officers or directors, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Nothing contained herein shall make Parent, Merger Sub, the Company or the Surviving Corporation an insurer, a co-insurer or an excess insurer in respect of any insurance policies that may provide coverage for any of the foregoing, nor shall this
Section 6.05 relieve the obligations of any insurer in respect thereto. Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall advance or pay the reasonable fees and expenses of counsel selected by any Indemnified Party, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and following the execution of an undertaking by the Indemnified Party to repay such advanced amounts if upon final resolution it is ultimately determined such Indemnified Person is not entitled to indemnification and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). Nothing in this
Section 6.05 shall supersede any agreements in effect as of the date hereof between the Company and an Indemnified Party

            (c) Subject to the next sentence, for a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by the Company with respect to claims arising from facts or events that occurred prior to the Effective Time (including with respect to the transactions contemplated by this Agreement); provided, however, that in no event shall Parent be required to expend pursuant to this Section 6.05(c) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance; provided further that if the existing directors' and officers' liability insurance policy expires, is terminated or cancelled during such six-year period, Parent shall cause to be obtained as much directors' and officers' liability insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 150% of the current annual premium paid by the Company for such insurance. The provisions of this Section 6.05(c) shall be deemed to have been satisfied if, with the cooperation of the Company, Parent obtains prepaid policies prior to the Closing which policies provide such directors and officers with coverage no less advantageous to the insured for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time.

            (d) This Section 6.05 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

            SECTION 6.06 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

            SECTION 6.07 Further Action; Consents; Filings.

            (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the Exchange Act, (B) the HSR Act and foreign antitrust regulations, if any, applicable to the Merger and as agreed by Parent and the Company and (C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

            (b) Parent and the Company shall, as soon as practicable after the date of this Agreement, file notifications under the HSR Act (requesting early termination of the waiting period under the HSR Act) and make any required antitrust filings in foreign jurisdictions and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters. Each of the parties shall defend against and respond to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to the Merger, including using reasonable commercial efforts to have lifted, vacated or reversed any injunction, order, decree, stay or temporary restraining order entered by any court or other

Governmental Entity or any other legal bar to the consummation of Merger, including all possible appeals. The parties shall cooperate with each other in connection with the making of all such filings or responses. Notwithstanding anything to the contrary in this Section 6.07, Parent shall not be required to agree to (i) the divestiture (including, without limitation, through a licensing arrangement) by Parent, any of Parent's subsidiaries, the Company or any Company Subsidiary of any material part of any of their respective businesses, product lines or assets, taken as a whole, or (ii) the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

            (c) Each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.

            SECTION 6.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of The Nasdaq National Market, each of Parent and the Company shall use its commercially reasonable efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

            SECTION 6.09 Commercially Reasonable Efforts and Further Assurances. Subject to the terms and conditions hereof, each of the parties to this Agreement shall use commercially reasonable efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Merger under this Agreement. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

            SECTION 6.10 Employee Benefits.

            (a) All employees of the Company shall continue in their existing benefit plans until such time as, in Parent's sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates' employees. The employees of the Company shall be eligible to participate in the employee benefit plans of Parent on terms and conditions no less favorable than those offered to similarly situated employees of Parent. Parent will cause such employee benefit plans to take into account, for purposes of eligibility and vesting, services by employees of the Company and the Company Subsidiaries as if such services were with Parent to the same extent that such service was credited under a comparable plan of the Company.

            (b) Parent agrees that, from and after the first enrollment date under the Parent Purchase Plan following the Effective Time, the employees of Company or any Company Subsidiary that become employees of Parent or any Parent Subsidiary may participate in the Parent Purchase Plan.

            (c) The Company shall take all necessary corporate action to terminate its 401(k) plan (the "401(k) Plan") effective as of the date immediately prior to the Closing Date, but contingent on the Closing. Parent shall receive from the Company evidence that the Company's Board of Directors has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to reasonable review of Parent), effective as of the date immediately preceding the Closing Date.

            (d) The Company shall take all necessary corporate action to terminate prior to the Closing, the Company Benefit Plans identified by Parent in writing to the Company at least ten business days prior to the Closing. The Company shall provide Parent with evidence, reasonably satisfactory to Parent, as to the termination of such Company Benefit Plans.

            SECTION 6.11 Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt resolutions prior to the consummation of the Merger providing that the receipt by the Company Insiders (as defined below) of options for Parent Common Shares upon conversion of the Assumed Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d). "Section 16 Information" shall mean information regarding the Company Insiders, and the number and description of the Assumed Company Stock Options held by each such Company Insider and expected to be converted into options for Parent Common Shares in connection with the Merger. "Company Insiders" shall mean those officers and directors of the Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

            SECTION 6.12 Employment Agreements. Simultaneously with the execution of this Agreement, the employees of the Company identified in Section
6.12 of the Company Disclosure Letter shall enter into employment agreements (the "Employment Agreements") with Parent.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

            SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of each party of the following conditions:

            (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

            (b) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or executive order, whether temporary, preliminary or permanent (an "Order"), that is then in effect and has, or would reasonably be expected to have, the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (c) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any waiting period (and any extension thereof) applicable to the consummation of the Merger under any foreign antitrust Law (or any approval thereunder) shall have expired or been terminated.

            SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct
(i) as of the date of this Agreement and (ii) as of the Closing Date, as though made at and as of the Closing Date, except, in the case of clause (ii), (A) for such failures to be true and correct that do not individually or in the aggregate constitute a Company Material Adverse Effect; provided, however, that with respect to representations and warranties contained in Section 3.03, such representations and warranties shall be true and correct in all respects (other than for such changes resulting from (v) the granting of Company Stock Options permitted under Section 5.01(a), (w) the forfeiture of Company Stock Options by the holders of such Company Stock Options, (x) the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options or Company Warrants, (y) the issuance of securities for which the Company has received prior approval from Parent, and (z) the issuance of Company Common Stock pursuant to the Company Purchase Plan), and (B) for those representations and warranties that address matters only as of a particular date, which representations and warranties shall remain true and correct in all respects as of such date (it being understood that, for purposes of determining the accuracy of the Company's representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company with respect to the foregoing.

            (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

            (c) Employment Agreements. The Employment Agreements between Parent and each of the individuals listed on Schedule 7.02(c) of the Company Disclosure Letter shall be in full force and effect as of the Effective Time and shall not have been anticipatorily breached or repudiated by any such individual.

            (d) No Restraints. There shall not be instituted or pending any suit, action or proceeding in which a Governmental Entity is (i) challenging the Merger or the other transactions contemplated by this Agreement or (ii) seeking to (A) prohibit or impair Parent's ability to own or operate a material portion of the business and assets of the Company and the Company Subsidiaries, taken as a whole, from and after the Effective Time or a material portion of the business or assets of Parent and its Subsidiaries, taken as a whole (including, without limitation, through any divestiture, licensing or hold separate arrangement), or
(B) prohibit or materially limit Parent's ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

            (e) Consents. All consents, approvals and authorizations set forth on Section 7.02(e) of the Company Disclosure Letter shall have been obtained.

            (f) Dissenters. No more than 5% of the Company Common Stock outstanding shall have demanded appraisal rights under the DGCL.

            (g) Board and Officer Resignations. The Company shall have received written letters or resignation from the members of the Board of Directors and officers of the Company and the Company Subsidiaries that are listed on Section 7.02(g) of the Company Disclosure Letter, in each case effective at the Effective Time.

            (h) FIRPTA Compliance. The Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 "FIRPTA" Notification Letter, in form and substance satisfactory to Parent, which states that shares of capital stock of the Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the consummation of the Merger.

            SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and
(ii) as of the Closing Date, as though made at and as of the Closing Date, except, for those representations and warranties that address matters only as of a particular date, which representations and warranties shall remain true and correct in all material respects as of such date. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent with respect to the foregoing.

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

            (c) Employment Agreements. The Employment Agreements between Parent and each of the individuals listed on Section 7.02(c) of the Company Disclosure Letter shall be in full force and effect as of the Effective Time (other than any such Employment Agreement that has been breached, or anticipatorily breached or repudiated, by a party thereto other than Parent).

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

            (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

            (b) by either Parent or the Company:

                  (i) if the Effective Time shall not have occurred on or before May 1, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has caused the failure of the Merger to occur on or before such date; provided, further, if the Effective Time shall not have occurred due to the need to comply with domestic or foreign regulatory requirements, the date set forth above in this clause (i) shall be extended to July 1, 2005;

                  (ii) if there shall be any Order which is final and nonappealable (a) preventing the consummation of the Merger, (b) prohibiting Parent's or the Company's ownership or operation of a material portion of the business of the Company as a result of the Merger or (c) compelling Parent or the Company to dispose of or hold separate, as a result of the Merger, a material portion of the business or assets of the Company or Parent (provided, that the party seeking to terminate pursuant to this Section 8.01(b)(ii) shall have used commercially reasonable efforts to have any such Order vacated or lifted); or

                  (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders' Meeting or any adjournment or postponement thereof.

            (c) by Parent if (i) the Board of Directors of the Company withholds, withdraws, amends, modifies or changes its recommendation of the adoption of this Agreement or the approval of the Merger in a manner adverse to Parent or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction, (iii) the Board of Directors of the Company fails to reject a Competing Transaction within 15 business days, or such shorter period as required by Law, following receipt by the Company of the written proposal for such Competing Transaction, (iv) the Company shall have failed to include in the Proxy Statement the recommendation of the Company's Board of Directors in favor of the approval of the Merger or adoption of this Agreement,
(v) the Company shall have intentionally breached its obligations under Section
6.04 or (vi) a tender offer or exchange offer for 15% or more of the outstanding shares of stock of the Company is commenced, and the Board of Directors of the Company fails to recommend within 15 business days, or such shorter period as required by Law, against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

            (d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such (and only such) that the conditions set forth either in Section 7.02(a) or (b) would not be satisfied ("Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company within 30 days from notice to the Company of the occurrence of such Terminating Company Breach through the exercise of its commercially reasonable efforts and for as long as the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 8.01(d) until the expiration of such 30-day period; provided, further, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(d) at any time during which Parent would be unable to satisfy the conditions to closing in Sections 7.03(a) or (b);

            (e) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such (and only such) that the conditions set forth either in Section 7.03(a) or (b) would not be satisfied ("Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable by Parent and Merger Sub within 30 days from notice to Parent of the occurrence of such Terminating Parent Breach through the exercise of their respective commercially reasonable efforts and for as long as Parent and Merger Sub continue to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.01(e) until the expiration of such 30-day period; provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) at any time during which the Company would be unable to satisfy the conditions to closing in Sections 7.02(a) or (b).

            SECTION 8.02 Effect of Termination. Except as provided in Sections
8.05 and 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the willful breach of any of its covenants or agreements set forth in this Agreement unless the Company is obligated to pay the Termination Fee, in which case neither Parent nor Merger Sub shall have any further remedies against the Company, its officers, directors, employees, stockholders or agents as a result of a breach of any of the Company's representations and warranties or a willful breach of any of the Company's covenants or agreements set forth in this Agreement.

            SECTION 8.03 Amendment. This Agreement may be amended by the parties hereto to the fullest extent permitted by law by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made that would require the approval of the stockholders of the Company under applicable law without such approval. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

            SECTION 8.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

            SECTION 8.05 Expenses.

            (a) Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses if the Merger is not consummated, except that the Company and Parent each shall pay one-half of all Expenses relating to printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and filing fees payable under the HSR Act and foreign antitrust filings; provided, further that if the Merger is consummated all other Expenses shall be paid by Parent. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, the filing of any required notices under the HSR Act or other similar domestic or foreign regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

            (b) The Company agrees that the Company shall pay to Parent an amount equal to the sum of $2,450,000 (the "Termination Fee"):

                  (i) if Parent shall terminate this Agreement pursuant to
Section 8.01(c); or

                  (ii) if the Company or Parent, as the case may be, shall terminate this Agreement pursuant to Section 8.01(b)(iii) hereof and at or prior to the time of the Company Stockholders' Meeting a Competing Transaction shall have been disclosed, announced, commenced, submitted or made to the stockholders of the Company or to the Company, the Company's Board of Directors shall have withdrawn, withheld, amended, modified or changed its recommendation of the adoption of this Agreement in response to, or failed to recommend against, such Competing Transaction and within 12 months of the date of the termination of this Agreement a Competing Transaction shall have been consummated.

            (c) Any payment required to be made pursuant to Section 8.05(b) shall be made to Parent not later than two business days after delivery to the Company of notice of demand for payment and an itemization setting forth in reasonable detail all Expenses of Parent (which itemization may be supplemented and updated from time to time by Parent until the 60th day after Parent delivers such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by Parent.

            (d) In the event that the Company shall fail to pay the Termination Fee when due, Parent shall be entitled to collect the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel), in connection with the collection under and enforcement of this Section 8.05, together with interest on such Termination Fee, commencing on the date that such Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's Prime Rate plus 1.00%.

                                   ARTICLE IX

                               GENERAL PROVISIONS

            SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II, Sections 6.03(b), 6.05, 6.08 and 6.10 and this Article IX shall survive the

Effective Time and those set forth in Sections 6.03(b), 6.08, 8.02 and 8.05 and this Article IX shall survive termination of this Agreement.

            SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

                  if to Parent or Merger Sub:

                  Selectica, Inc.
                  3 West Plumeria Drive
                  San Jose, CA 95134
                  Facsimile No.: (408) 570-9705
                  Attention: Vincent G. Ostrosky, President and Chief Executive
                             Officer

                  with a copy to:

                  Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 155 Constitution Drive
                  Menlo Park, CA 94025
                  Facsimile No.: (650) 321-2800
                  Attention: Christopher D. Dillon
                             Brooks Stough

                  if to the Company:

                  I-many, Inc.
                  399 Thornall Street, 12th Floor
                  Edison, NJ 08837
                  Facsimile No.: (207) 828-0492
                  Attention: A. Leigh Powell, President and Chief Executive
                             Officer

                  with a copy to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, NY 10036
                  Facsimile No.: (212) 969-2900
                  Attention: Lauren K. Boglivi

            SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

            (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

            (b) "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) that such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly,
(ii) that such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) that are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

            (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of San Francisco or in the City of New York;

            (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

            (e) "knowledge" or "known" means, with respect to the Company, the actual knowledge, after reasonable due inquiry, of A. Leigh Powell, Terrence M. Nicholson, Kevin M. Harris, Robert G. Schwartz, Jr. or Leonard Rainow.

            (f) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

            (g) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

            SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

            SECTION 9.05 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in it sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) Parent, (b) Parent and one or more direct or indirect wholly-owned subsidiaries of Parent or
(c) one or more direct or indirect wholly-owned subsidiaries of Parent (each, an "Assignee"), provided, however, that (1) no such assignment shall relieve Merger Sub of any of its obligations under this Agreement and (2) to the extent required by Section 251 of the DGCL in order for this Agreement, with such rights assigned, to be valid from and after such assignment, such assignment shall be effective only after (a) an appropriate amendment to this Agreement to effectuate such assignment shall have been executed by the parties here to and any such Assignee and (b) such amendment, or this Agreement as so amended, shall have received all approvals required by the DGCL. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Expect as provided for in Article II and Section 6.05, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            SECTION 9.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

            SECTION 9.07 Governing Law; Forum.

            (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

            (b) Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or, in the event that the Court of Chancery in the State of Delaware may not exercise jurisdiction, the federal courts of the United States of America located in Delaware) in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.07(b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

            SECTION 9.08 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

            SECTION 9.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 9.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

            SECTION 9.12 Entire Agreement. This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter), the Company Voting Agreements and the Employment Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

            IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                             SELECTICA, INC.

                                             By: /s/ Vincent G. Ostrosky
                                                 ------------------------------
                                             Name: Vincent G. Ostrosky
                                             Title: President & CEO

                                             INDIGO MERGER CORPORATION

                                             By: /s/ Vincent G. Ostrosky
                                                 ------------------------------
                                             Name: Vincent G. Ostrosky
                                             Title: President & CEO

                                             I-MANY, INC.

                                             By: /s/ A. Leigh Powell
                                                 ------------------------------
                                             Name: A. Leigh Powell
                                             Title: CEO

                 SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                    EXHIBIT A

                        FORM OF COMPANY VOTING AGREEMENT

                                    EXHIBIT B

                     FORM OF CERTIFICATE OF INCORPORATION OF
                              SURVIVING CORPORATION

                                 EXHIBIT 2.02(b)

                          FORM OF LETTER OF TRANSMITTAL

                                 SCHEDULE 1.05

                       OFFICERS OF SURVIVING CORPORATION

President                            Vincent G. Ostrosky

Chief Financial Officer and          Stephen Bennion
   Secretary